Exhibit 4.7(a)


                     NON-QUALIFIED STOCK OPTION AGREEMENT


            This Stock Option Agreement is entered into between National Sales Services Inc., d.b.a. National Retail Services ("NRS"), and Alan Rizzi ("Employee") this 19th day of January, 1996. This Agreement is entered into concurrently with an Agreement of Employment between NRS and Employee.

      1. Grant. Effective as of the date of execution of the Agreement of Employment, NRS grants to Employee the right to Purchase on the terms and conditions set forth herein up to two percent (2%) of the shares of the issue of common stock in NRS outstanding as of the date of this agreement as set forth below:

      Date of Exercise        Shares                       Price per share

      Three months from       8 shares or 1% of            $.10
      the date hereof         outstanding, shares
                              whichever is less

      Two years from          8 shares or 1% of            $.10
      the date hereof         outstanding shares
                              whichever is less

      2. Term. The Option granted hereby shall expire in all events on December
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31, 2005.

      3. Termination. This Option shall terminate effective upon the termination
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of Employee's employment with NRS for any reason.

      4. Rules. This Option may be exercised in whole or in part except that
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Employee may only purchase whole shares of common stock of NRS. This Option is not transferable or assignable by the Employee under any circumstances. The Option may only be exercised during the lifetime of Employee. Any attempt at assignment, transfer, pledge or disposition of this Option, or the levy of any execution, attachment or similar process upon the Option shall be null and void, and shall result in the immediate termination of this Option.

      5. Method of Exercise. The Option may be exercised by Employee's written
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notice to NRS specifying the number of shares to be purchased, accompanied by payment of the aggregate Option price as stated above.

      6. Stock Transfer Restriction Agreement. Concurrently with the grant of
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this Option, Employee shall execute a Stock Transfer Agreement restricting the
Employee's transfer of any shares acquired by him, and containing a repurchase option granting NRS.
      In the event that shares of stock of NRS are transferred, or required to be transferred, under the terms of this agreement, Employee and his legal representative shall execute and deliver all necessary documents that reasonable may be required to accomplish a complete transfer of the such shares.

      7. Legend on Stock Certificate. Each certificate representing any shares
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of stock of NRS now or hereafter held by Employee shall bear a legend in substantially the following form:



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            "The transfer of the shares represented by this Certificate is restricted by the terms of a Stock Transfer Agreement dated the day of January, 1996 a copy of which is on file and may be inspected at the office of National Retail Services.

      8. Specific Performance. In the event of a breach or threatened breach
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under this Agreement, or under the Employment Agreement and Stock Option
Agreement entered into concurrently herewith, the remedy at law would be inadequate and any party to those agreements shall be entitled to appropriate injunctive and other equitable relief, including without limitation specific performance.

      9. Termination upon Public Offering. This Agreement shall terminate upon
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NRS's completion of an Initial Public Offering.

      10. Miscellaneous.
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            (a) The invalidity or unenforceability of any provision of this
Agreement shall not affect the other provision hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

            (b) This Agreement may be modified only by a writing signed by NRS, McMahon and Employee.

      IN WITNESS WHEREOF, the parties have executed this Sock Transfer Restriction Agreement this 19th day of January, 1996.


National Sales Services, Inc.       Alan Rizzi


/s/ Paul J. McMahon                      /s/ Alan Rizzi
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by Paul J. McMahon, Chairman